Exhibit 10.68

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) is entered into by and between Elizabeth Czerepak (“Employee”) and Cancer Genetics, Inc. a Delaware corporation (“Employer”), on behalf of itself, its members, partners, directors, officers, employees, attorneys, agents, investors, and any subsidiaries and affiliates and any of each of their respective assigns (collectively, the “Released Parties”) in order to further the mutually desired terms and conditions set forth herein.

WHEREAS, Employee is an employee of Employer pursuant to an Employment Agreement dated as of January 1, 2012 (the “Employment Agreement”); and

WHEREAS, Employee and Employer intend to terminate their employment relationship on the mutually agreed terms and conditions set forth below.

NOW, THEREFORE, in consideration of the covenants, releases, representations, mutual promises, and terms and conditions contained herein, the receipt and sufficiency of which each of the undersigned hereby acknowledges, Employee and Employer agree as follows:

1. Separation. Employee hereby resigns as an employee of Employer effective as of March 31, 2014 (the “Separation Date”), and Employee shall no longer hold any positions as an employee, officer, director, agent or otherwise with Employer beginning on the Separation Date. Employee agrees not to represent herself to any other person or entity as an employee or otherwise having a position with Employer at any time after the Separation Date. After the Separation Date, Employee shall have no authority to, and hereby agrees not to, legally, contractually or otherwise bind Employer or its affiliates or incur any liabilities on their behalf. Except as set forth herein, Employee acknowledges and agrees that she is not entitled to anything further from Employer. Given the circumstances associated with Employee’s departure and the good and valuable consideration she is receiving under this Agreement, Employee will not apply for unemployment insurance benefits.

2. Payments and Other Consideration. As good consideration for Employee’s execution, delivery and non-revocation of this Agreement:

a. Employee will receive a bonus of $125,000 less withholdings and deductions for services rendered in 2013 payable on the later of her last day of employment or March 31, 2014.

b. Employee will receive continuation of Employee’s base salary of $250,000 gross in regular and equal installments as severance for nine months (the “Severance Payment”) commencing on the next regularly scheduled pay date following the eighth day after Employee signs, returns and does not revoke this Agreement (the “Severance Period”).

c. Employee will receive an additional lump sum payment of (i) $25,000 as bonus for the first quarter of 2014 and (ii) $125,000 as severance, or $150,000 in the aggregate, less withholdings and deductions, payable on the next regularly scheduled pay date following the eighth day after Employee signs, returns and does not revoke this Agreement.

d. Employee will receive $24,759.14 less withholdings and deductions as payment in full for accrued and unused paid time off (including vacation time) through the Separation Date. No vacation or other credits for paid time off will accrue after the Separation Date.

e. The parties understand and agree that Employee has 30,000 stock options (the “Options”) with Employer, some of which are not vested, and some of which are vested but that would otherwise expire, if not exercised, thirty (30) days after the Separation Date. As additional consideration for Employee’s execution, delivery and non-revocation of this Agreement, Employer shall treat all outstanding Options as Vested and permit Employee to extend the date by which Employee shall be permitted to exercise the Options until December 31, 2014.

f. Employee agrees, that she will not sell, hedge or dispose in any way of any of the shares of common stock of the Company issuable upon the exercise of any such Options (other than by gift subject to this restriction) until after September 30, 2014

g. No further payments or amounts (including, without limitation, any payments or amounts arising under the Employment Agreement) shall be owed to Employee, or shall be required to be paid, by Employer to Employee or for Employee’s benefit except as provided in this Agreement. Employee specifically acknowledges and agrees that the payments and benefits described herein are adequate consideration for the execution and performance of this Agreement by Employee.

h. As of the Separation Date, Employee shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of Employer or otherwise be entitled to any perquisite or fringe benefit, except (i) that Employee will continue to have the right to elect COBRA at her own expense, (ii) although Employee will retain Employee’s interest in the funds Employee received and deposited in the Employer 401(k) plan that become vested as of the Separation Date, Employee agrees to promptly roll over the funds in her Employer sponsored 401(k) account into a separate, personal individual retirement account, and (iii) as otherwise specifically set forth in this Agreement.

i. Employee will return Employer’s laptop computer, blackberry device, cell phone, Confidential Information, non-public Employer documents in either electronic or paper format and any other Employer equipment in Employee’s possession to Employer on or before the Separation Date. Employee will cease to have access to Employer’s file network, VPN access, instant messaging, and Employer’s calling-card as of close of business on the Separation Date. Employee will relinquish Employee’s office security pass on or before the Separation Date.

j. All amounts due and payable under this Agreement are gross payments, and such gross amounts will be reduced by amounts required or authorized to be withheld by law, including all applicable federal, state and local withholding taxes and deductions.

3. Restrictive Covenants. Employee represents and warrants that that she has complied and will continue to comply with all provisions in Section 5.2(c)(i)–(iii) of the Employment Agreement and that Sections 5.2(d)-(f) with respect to same shall remain in full force and effect.

4. Non-Disparagement.

a. Employee will not make any communication to a third-party (in writing, orally or otherwise) that is disparaging about Employer, its affiliates, or any Employer partner, employee, director, officer or agent, or which is critical, derogatory, disparaging or which may reasonably be expected to tend to injure the reputation or business of Employer, or such person. Employer will not make any communication to a third-party (in writing, orally or otherwise) that is disparaging about Employee, or which is critical, derogatory, disparaging or which may reasonably be expected to tend to injure the reputation or business of Employee and agrees to instruct Employee’s chief executive officer not to make any communication to a third-party (in writing, orally or otherwise) that is disparaging about Employee or which is critical, derogatory, disparaging or which may reasonably be expected to tend to injure Employee’s reputation. The parties agree and acknowledge that the foregoing covenant is a material inducement to both parties to enter into this Agreement. Notwithstanding the foregoing, (i) neither Employer nor Employee shall be deemed to have violated the provisions of this Section 4 in any instance where either Employer or Employee is required by law or formal legal process to provide facts or information, or in communications among the Employer entities, with Employee’s immediate family or legal counsel (provided they agree to keep the facts or information confidential), and (ii) no statement by Employee shall violate the provisions of this Section 4 if it is made to a court, mediator, arbitrator or counsel for Employer or Employee in connection with a dispute between Employer and Employee.

b. Employee shall direct all inquiries about Employee’s employment with the Employer to the Employer’s Human Resources Department. In the event that employers, prospective employers, financial institutions or other third-parties communicate with Employer’s Human Resources Department with respect to Employee or any aspect of Employee’s employment and/or Employee’s separation, Employer shall respond to such persons that it is firm wide policy to provide the following information: Employee’s dates of employment, last position held, and that the separation was friendly and amicable.

c. Employer may in its discretion give the following statement to employees and to investors: “Employee resigned from Cancer Genetics, Inc. to pursue other opportunities. Employer wishes Employee well in Employee’s new endeavors.”

d. Notwithstanding the foregoing, (i) Employer shall not be deemed to have violated the provisions of this Section 4 in any instance where Employer is required by law or formal legal process to provide facts or information and (ii) no statement by Employer shall violate the provisions of this Section 4 if it is made to a court, mediator, arbitrator or counsel for Employer or Employee in connection with a dispute between Employer and Employee.

5. Indemnification. Employer agrees that Employee retains all of Employee’s rights, as they existed before the Separation Date, to indemnification, defense reimbursement, and subrogation, whether such rights arise under any Employer-related agreements, applicable insurance policies, or by law, provided that as a condition to indemnification in any proceeding in which Employee seeks indemnification, Employee shall be required to: (i) keep Employer or its designated counsel fully informed of the progress, relevant facts, issues and events of such proceeding; (ii) cooperate with Employer and its counsel in the defense of any such proceeding in accordance with this Agreement; (iii) provide truthful testimony in and diligently pursue defense of such proceeding; and (iv) refrain from settling such proceeding without Employer’s approval and unless such settlement has a full and unconditional release of Employer and Employee and imposes no payment obligations on Employer (to Employee or any other person). Notwithstanding anything to the contrary herein, indemnification is not available to Employee for acts or omissions constituting gross negligence, fraud, willful misconduct, or criminal acts or for any act or omission that intentionally causes harm to Employer’s reputation or business or is not in good faith.

6. Unlawful Acts. Employee agrees and represents that she is not aware of any unlawful acts either on her part or on the part of Employer or Employer during the time of her employment and through the Separation Date.

7. Release and Waiver.

a. In consideration of the payment and extension of benefits set forth under Section 2 of this Agreement, Employee hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Employee may have against any of the Released Parties, arising on or prior to the date of Employee’s execution and delivery of this Agreement to Employer. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorney’s fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract (including the Employment Agreement), understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey, or any other state and the United States, including, but not limited to, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employment Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the Lily Ledbetter Fair Pay Act, the False Claims Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey False Claims Act, and the New Jersey Conscientious Employee Protection Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims including those of which Employee is not aware and those not mentioned in this Agreement that have arisen or may arise on or prior to the date this Agreement is countersigned by Employee. Employee specifically releases any and all Claims arising out of Employee’s employment with Employer or separation therefrom. Employee expressly acknowledges and agrees that by entering into this Agreement, she is releasing and waiving any and all Claims, including, without limitation, Claims that she may have which have arisen on or before the date Employee signs and delivers this Agreement to Employer, including all claims under ADEA. Notwithstanding the foregoing, this Agreement shall not release Employer from its obligations under this Agreement. Moreover, this Agreement does not waive, release or otherwise discharge any claim or cause of action that cannot legally be waived, including, but not limited to, any claim for earned but unpaid wages, workers’ compensation benefits, unemployment benefits, and vested 401k benefits. By signing this Agreement, Employee represents that Employee has not commenced or joined in any claim, charge, action or proceeding whatsoever against Employer or any of the Released Parties arising out of or relating to any of the matters released in this paragraph. While this Agreement does not prevent Employee from filing a charge with the EEOC or any government agency, Employee agrees that Employee waives her right to recover and will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on Employee’s behalf arising out of the matters released hereby, including but not limited to any charge filed with the EEOC or any other government agency which may prohibit the waiver of the right to file a charge.

b. For the purpose of implementing a full and complete release, Employee expressly acknowledges that this release is intended to include, without limitation, claims that Employee did not know or suspect to exist at the time of signing, regardless of whether the knowledge of such claims, or the facts upon which they might be based would materially have affected the release; and that the consideration given under this Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

c. Employee represents that Employee has not transferred or assigned, or purported to transfer or assign, to any person or entity, any claim described in this Agreement. Employee further agrees to indemnify and hold harmless each and all of the Released Parties identified in this Section 7 against any and all claims based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment.

d. Employee hereby acknowledges that Employee is not presently affected by any disability that would prevent Employee from knowingly and voluntarily granting this release, and further acknowledges that the promises made herein are not made under duress, coercion or undue influence.

e. Employee freely and voluntarily accepts the considerations cited herein as sufficient payment for the full, final and complete release stated herein, and agrees that no other promises or representations have been made to Employee by Employer or any other person purporting to act on behalf of Employer, except as expressly stated herein.

f. In accordance with the Older Workers Benefit Protection Act of 1990, Employee is aware of and agrees to the following: (i) Employee is hereby advised to consult with an attorney of Employee’s choosing at her own expense before signing this Agreement; (ii) Employee was provided and reviewed this Agreement; (iii) once Employee signs this Agreement, Employee has seven (7) days to revoke Employee’s consent to the Release; (iv) any such revocation shall be made in writing so as to be received by Employer prior to the eighth (8th) day following the last date of execution of the Release and this Agreement by all parties; and (v) if no such revocation occurs, this Agreement and the Release shall become effective on the eighth (8th) day following Employee’s execution of this Agreement (the “Effective Date”). In the event that Employee revokes Employee’s consent, this Agreement shall be null and void. Notice of revocation must be sent by FedEx (or similar service which provides overnight delivery and requires a receipt) to Employer’s Chief Executive Officer. Nothing in this Agreement shall prevent Employee from challenging this Agreement under the Older Workers Benefit Protection Act of 1990 (“OWBPA”). The parties agree that any changes made to this Agreement during the twenty-one (21) days in which Employee may consider it, whether material or not, will not restart the running of the 21-day period.

8. Confidentiality and Use.

a. Employee reaffirms, and agrees to comply with, all confidentiality obligations, if any, set forth in the Employment Agreement and agrees that such confidentiality obligations, if any, shall remain in full force and effect and that such confidentiality provision in the Employment Agreement is incorporated by reference as if restated herein except to the extent such provision conflicts with the provisions of this Section 8.

b. Except as otherwise permitted in this Agreement, Employee shall not disclose, use, publish, divulge or reveal to any person or entity any financial, tax, privileged or economic information relating to Employer (including, for this purpose, any affiliates, members, partners, and employees) or any other confidential or proprietary information relating to the business, strategic, advertising, marketing, trade practices or investment activities of Employer (collectively, “Confidential Information”), unless (i) Employer has voluntarily consented in writing to permit such disclosure; (ii) such Confidential Information has become publicly available (other than by means of a breach of this provision); or (iii) disclosure of such Confidential Information is required pursuant to legal process. Before making any disclosure permitted by the preceding sentence, Employee shall give Employer reasonable written notice of the intended disclosure and afford Employer a reasonable opportunity to protect its interests. By way of illustration but not limitation, Confidential Information includes: (x) confidential or proprietary information related to all trade secrets, inventions, ideas, processes, formulas, source and object codes, research and development, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (y) confidential or proprietary information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, investors and clients; and (z) confidential or proprietary information regarding the skills and personal information of other employees of Employer. Employee acknowledges that the direct or indirect disclosure of any such Confidential Information would place Employer at a competitive disadvantage and would do damage, monetary or otherwise, to Employer’s business. This confidentiality provision shall be fully enforceable at law (by the recovery of damages other than lost profits, or otherwise) and equity (by injunction or any other equitable remedy that may be available, without Employer being required to post a bond or other security).

c. Employee agrees to keep the terms and conditions of this Agreement confidential and not to disclose this Agreement or its terms to any person or entity whatsoever, except: (i) with the mutual written consent of Employer; (ii) to Employee’s attorneys, accountants, auditors, or financial or professional advisors, as long as such individuals agree that they are subject to the confidentiality provisions described herein; (iii) to Employee’s immediate family, as long as such individuals agree that they are subject to the confidentiality provisions described herein; or (iv) as may be required by law or in any proceeding to enforce this Agreement. Notwithstanding the foregoing, Employer authorizes Employee to disclose the Restrictive Covenants to any prospective new employer.

d. Employee hereby acknowledges and agrees that (a) Employee may be aware of material, non-public information regarding Employer, (b) United States securities laws may prohibit: (i) any persons who are aware of material, non-public information of an issuer from purchasing or selling securities of such issuer while in possession of such material non-public information, and (ii) from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information. If Employee is aware of such material, non-public information, Employee understands and agrees that it is Employee’s responsibility to refrain from engaging in trading activity in securities of such issuers until such material, non-public information has become public, or is no longer material (e.g., becoming stale due to the passage of time).

9. Return of Confidential Information and Property. Employee represents and agrees that Employee shall return to Employer, by the Separation Date, all Confidential Information, including without limitation, mailing lists, reports, files, memoranda, correspondence, notices, records and software, data, computer access codes or disks and instructional manuals, and other physical or personal property which Employee received and/or prepared or helped prepare in connection with Employee’s employment with Employer, and that Employee will not retain copies, duplicates, reproductions or excerpts thereof.

10. Cooperation.

a. At the request of Employer, Employee agrees to reasonably cooperate with Employer, at a mutually agreed time and place, in any litigation, administrative proceeding, investigation or inquiry that involves Employer or the other Released Parties, about which Employee may have knowledge or information. Employer agrees to reimburse Employee’s expenses associated with such cooperation at an amount/rate mutually agreed upon by Employer and Employee to the extent permitted by law. Employee further agrees to reasonably cooperate to respond to inquiries in connection with the audit and other business matters during the Severance Period.

b. Employee shall not voluntarily counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints on behalf of any private (non-governmental) third party against Employer, or any of the Released Parties, unless under a subpoena or other court order to do so; provided, however, that prior to making any disclosures required by a subpoena or other court order, Employee shall provide Employer with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford Employer or the Released Parties a reasonable opportunity to challenge the subpoena, court order or similar legal process. This provision shall not apply to any charge or lawsuit where by law a non-assistance agreement is invalid.

c. In the event that a private (non-governmental) third party contacts Employee to request any information that could reasonably be categorized as Confidential Information, Employee shall immediately refuse such request and provide Employer with prompt written notice of the request to afford Employer an opportunity to protect its interests.

11. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, it shall be severed and struck from this Agreement, and the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. It is the parties’ intent to comply with the OWBPA. To the extent any provision of this Agreement would invalidate the release under the OWBPA, that provision shall be severed and struck from this Agreement and Employer shall be permitted to provide a new form of release to Employee, to which Employee agrees to be bound if she wishes to obtain the payments and benefits under Section 2.

12. Survivability. The validity of this Agreement shall be as of the Effective Date, and all representations, warranties, covenants and other promises set forth in this Agreement shall be true and correct on the Effective Date and the Separation Date and shall survive the execution of the Agreement by the parties.

13. Entire Agreement. This Agreement, together with Sections 5.2(c)-(f), 7.3-7.11, 7.15, and 7.16 of the Employment Agreement, constitutes the entire understanding and agreement between the parties hereto, and it may only be modified or amended in writing signed by all parties hereto. Except for provisions of the Employment Agreement that are expressly incorporated herein by reference, the Employment Agreement shall be void and of no further force or effect.

14. Remedies. If Employee breaches any term or condition of this Agreement or any representation made by Employee in this Agreement was false when made, it shall constitute a material breach of this Agreement and in addition to and not instead of the Released Parties’ other remedies hereunder, or otherwise at law or in equity, Employee shall be required to immediately, upon written notice from Employer, return the payments paid by Employer under sections 2(b) [$250,000] and 2(c)(ii) [$125,000] of this Agreement, less the greater of: (a) $500.00, or (b) 10% of the payments paid by Employer under this Agreement. Employee agrees that if Employee is required to return the payments, this Agreement shall continue to be binding on Employee and the Released Parties shall be entitled to enforce the provisions of this Agreement as if the payments had not been repaid to Employer and Employer shall have no further payment obligations to Employee hereunder. It is understood and agreed that Employee shall have no automatic repayment obligations or obligation to pay the Released Parties’ attorneys’ fees and other costs associated with enforcing this Agreement if Employee were to challenge the validity of the ADEA waiver only.

15. Governing Law; Forum. The validity of this Agreement and any of the terms or provisions as well as the rights and duties of the parties hereunder shall be governed by the laws of the State of New Jersey, without reference to any conflict of law or choice of law principles in the State of New Jersey that might apply the law of another jurisdiction. The parties consent to the exclusive jurisdiction of the state and federal courts of the State of New Jersey. Employee waives the right to a jury trial in any such action.

16. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

IN WITNESS WHEREOF, Employee, Employer and Employer have entered into this Agreement, which will be effective as of the Effective Date.

Witness:	EMPLOYEE:

/s/ Beverly Reed	/s/ Elizabeth Czerepak
Elizabeth Czerepak

EMPLOYER:

CANCER GENETICS, INC.

	By:	/s/ Panna Sharma
		Name:	Panna Sharma
		Title:	President & CEO